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PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated November 19, 1996,                Registration No. 333-10511
as supplemented


                                $100,000,000
                         HOME SHOPPING NETWORK, INC.

        5-7/8% Convertible Subordinated Debentures due March 1, 2006
                                     and
              Shares of Common Stock, Par Value $.01 Per Share,
                      Issuable Upon Conversion Thereof

         This Prospectus Supplement (the "Supplement") relates to the resale by McMahan Securities Co., L.P. ("McMahan"), UBS Securities LLC ("UBS") and AAM/Zazove International Convertible Fund, L.P. ("AAM/Zazove") of up to $919,000, $2,020,000 and $800,000 aggregate principal amount, respectively, of 5-7/8% Convertible Subordinated Debentures due March 1, 2006 (the "Debentures") of Home Shopping Network, Inc., a Delaware corporation (the "Company"), originally issued in a private placement consummated during March 1996, pursuant to the Company's Registration Statement on Form S-3 (No. 333-10511) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated November 19, 1996, as supplemented (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         Based on information provided to the Company, the aggregate principal amount of the Debentures that are currently beneficially owned by McMahan, UBS and AAM/Zazove are $919,000, $2,020,000 and $800,000, respectively, which may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including McMahan, UBS and AAM/Zazove) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Debentures is $100,000,000.

         The closing price of the Common Stock of HSN, Inc., into which the Debentures are now convertible, as reported on The Nasdaq National Market on August 11, 1997, was $32.375 per share.

         The Debentures will be subordinated to all existing and future Senior Debt of the Company. At June 30, 1997, Senior Debt of the Company was approximately $255,000. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

         The Debentures are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

         The date of this Prospectus Supplement is August 12, 1997.